August 31, 2010

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, 333-151661 and 333-163200 on Form S-8 and 333-165799 and 333-165800 on Form S-3) of Dollar General Corporation of our reports dated June 8, 2010 and August 31, 2010, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Forms 10-Q for the quarters ended April 30, 2010 and July 30, 2010.

Very truly yours,

/s/ Ernst & Young LLP

Nashville, Tennessee